CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report, relating to the financial statements and financial highlights which appears in the January 31, 2008 Annual Report to Shareholders of the Aetos Capital Multi-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC, and Aetos Capital Opportunities Fund, LLC, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 28, 2008